Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $664

HAMILTON, Bermuda (May 4, 2015) - White Mountains Insurance Group, Ltd. (NYSE: WTM) reported an adjusted book value per share of $664 at March 31, 2015, break-even for the quarter, including dividends.

Ray Barrette, Chairman and CEO, commented, “It was a flat quarter. Foreign currency losses of $8 per share offset what was an otherwise decent quarter. Our investment portfolio returned about 1% in local currencies, an OK performance in a quarter where interest rates fell again. OneBeacon grew book value per share by 2% with a 95% combined ratio, a solid result. Sirius Group posted another excellent quarter, with an 81% combined ratio and a successful 1/1/15 renewal season. BAM insured $2.1 billion of municipal bonds in the quarter, a 58% increase over the first quarter of last year. Our insurance services businesses continue to perform well, and we closed on the PassportCard deal in early April.”

Adjusted comprehensive loss was $3 million in the first quarter of 2015, compared to adjusted comprehensive income of $88 million in the first quarter last year, while net income attributable to common shareholders was $84 million in the first quarter of 2015, compared to $96 million in the first quarter last year.

OneBeacon

OneBeacon’s book value per share increased 2% for the first quarter of 2015, including dividends. OneBeacon’s GAAP combined ratio was 95% for the first quarter of 2015 compared to 89% for the first quarter last year. The increase was partially driven by a higher current accident year loss ratio. The first quarter also included 2 points of catastrophe losses primarily related to winter storms in the Northeast United States, compared to 1 point of catastrophe losses in the prior year. There was one point of favorable loss reserve development in each period. Additionally, the expense ratio was higher by 2 points in the first quarter of 2015, as the prior period included the beneficial impact of the transition services agreement with the buyer of the personal lines business, which was terminated after the second quarter last year. Separation costs from management restructuring incurred in the first quarter of 2015 also contributed to the increase in the expense ratio.

Mike Miller, CEO of OneBeacon, said, “We had a good start to the year, producing book value growth of 2% and a 95% combined ratio. Premium growth for our ongoing business remains healthy in the context of an increasingly competitive market.”

Net written premiums were $287 million in the first quarter of 2015, a decrease of 8% from the first quarter last year, but an increase of 2% for ongoing businesses.  The 8% decrease reflects the exit from the lawyers liability business ($10 million), the termination of an affiliated reinsurance treaty ($7 million), and the implementation of an earlier cutoff date for recording spring crop premiums ($12 million).  The 2% increase for ongoing businesses includes crop at its underlying run rate.

Sirius Group

Sirius Group’s GAAP combined ratio was 81% for the first quarter of 2015 compared to 73% for the first quarter last year. The increase in the combined ratio was driven by lower favorable loss reserve development and change in business mix. Prior period loss reserve development did not meaningfully impact the first quarter of 2015 compared to favorable loss reserve development of 5 points in the first quarter last year. Both periods included 1 point of catastrophe losses.

Allan Waters, CEO of Sirius Group, said, “Our 81% combined ratio for the first quarter was another strong start. Premiums were flat in local currencies. Excluding currency effects, adjusted book value per share grew 2% in the first quarter. Due to the soft market, the property catastrophe business contracted at 1/1/15 renewals but we were able to increase writings in lower margin but less capital intensive business in other property lines and accident and health.”

In the first quarter of 2015, gross written premiums decreased 6% to $423 million, mainly due to foreign currency effects resulting from a strengthening U.S. dollar. In local currencies, gross written premiums were essentially flat compared to the first quarter last year, as decreases in property catastrophe excess were mostly offset by increases in accident and health and other property lines. Net written premiums decreased 9% (5% in local currencies) to $303 million, driven by a decrease in property business and increased retrocessional purchases.

HG Global/BAM

In the first quarter of 2015, BAM insured $2.1 billion of municipal bonds, $2.0 billion of which were in the primary market, up 58% from the first quarter last year.  As of March 31, 2015, BAM’s total claims paying resources were $582 million on total par insured of $14.4 billion.

HG Global reported pre-tax income of $6 million in the first quarter of 2015 compared to $5 million in the first quarter last year. The increase was driven by slightly better investment results. White Mountains reported $9 million of GAAP pre-tax losses relating to BAM in both the first quarter of 2015 and the first quarter last year.  BAM’s affairs are managed on a statutory accounting basis, and it does not report stand-alone GAAP financial results. BAM’s statutory net loss was $8 million in both the first quarter of 2015 and the first quarter last year. As a mutual insurance company that is owned by its members, BAM’s results do not affect White Mountains’s adjusted book value per share. However, White Mountains is required to consolidate BAM’s results in its GAAP financial statements and its results are attributed to non-controlling interests.

Robert Cochran, Chairman of BAM, said, “BAM benefited from both an increase in new-issue municipal bond sales and growing demand for its insurance in the first quarter. BAM’s primary-market par insured was up more than 75% versus the prior-year period. That outpaced the overall market, which grew 58%, primarily driven by issuers refunding outstanding bonds at today’s lower interest rates.”

Cochran continued, “BAM's commitment to promoting transparency and disclosure by municipal issuers reached a milestone in February, when we published our 1,500th Obligor Disclosure Brief ("ODB") - the credit summaries we make available on our web site for every insured exposure, updated annually.  The ODBs provide unique value for investors who are seeking to monitor the underlying credit quality of their municipal bond portfolios, as well as for regional dealers and issuers who are paying more attention to compliance with SEC disclosure initiatives in the wake of the Municipal Continuing Disclosure Compliance initiative. As a result, ODB utilization more than doubled from the fourth quarter of 2014 to the first quarter of 2015, advancing our efforts to position BAM as a utility for the municipal market.”

Other Operations

White Mountains’s Other Operations segment reported pre-tax losses of $25 million in the first quarter of 2015, compared to pre-tax losses of $12 million in the first quarter last year.  White Mountains’s Other Operations segment reported net realized and unrealized investment gains of $5 million in the first quarter of 2015, compared to gains of $13 million in the first quarter last year. WM Life Re reported pre-tax losses of $5 million in the first quarter of 2015 compared to pre-tax losses of $3 million in the first quarter last year.

Investment in Symetra Common Shares

During the first quarter of 2015, White Mountains recorded $7 million in equity in earnings from its investment in Symetra’s common shares, which increased the value used in the calculation of White Mountains’s adjusted book value per share to $18.90 per Symetra common share at March 31, 2015. This compares to Symetra’s quoted stock price of $23.46 and Symetra’s book value per common share (excluding unrealized gains (losses) from its fixed maturity portfolio) of $20.65.

Investment Activities

The GAAP total return on invested assets was -0.1% for the first quarter of 2015, which included 1.0% of currency losses. This compared to a return of 1.1% for the first quarter of 2014. Currency translation did not meaningfully impact the first quarter of 2014.

Reid Campbell, President of White Mountains Advisors, said, “The total portfolio was down 0.1% for the quarter, driven by currency losses resulting from a continued strengthening in the U.S. dollar.  In local currencies, the total portfolio was up 0.9%.  This was a decent result on an absolute basis, but trailed conventional benchmarks.  In local currencies, the fixed income portfolio was up 0.8%, also a decent absolute result but short of the longer duration Barclays Intermediate Aggregate Index as interest rates again fell during the quarter.  Fixed income duration remains short at 2.1 years and credit quality remains strong.  In local currencies, the risk asset portfolio (common stocks, convertibles and alternatives) was up 1.4% for the quarter, outperforming the S&P 500.  Our portfolio of common stocks and convertibles returned 2.5%, while our alternatives portfolio was down 0.9%.  We continue to maintain a defensive position with the portfolio, including minimizing our foreign currency exposure at Sirius Group within regulatory guidelines.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q today with the Securities and Exchange Commission and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’s financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from book value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per White Mountains's common share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’s common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’s common shareholders is included on page 8.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains’s 2014 Annual Report on Form 10-K;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•	other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	March 31, 2015	December 31, 2014	March 31, 2014
Assets
Fixed maturity investments	$4,771.9	$4,784.3	$4,988.7
Short-term investments	929.2	871.7	674.0
Common equity securities	786.9	801.6	1,174.6
Convertible fixed maturity and preferred investments	15.8	20.5	73.8
Other long-term investments	402.6	407.0	301.5
Total investments	6,906.4	6,885.1	7,212.6

Cash	335.8	373.2	338.6
Reinsurance recoverable on paid and unpaid losses	466.7	507.5	440.4
Insurance and reinsurance premiums receivable	706.9	547.7	734.8
Funds held by ceding entities	99.6	129.0	93.8
Investments in unconsolidated affiliates	450.8	414.4	373.3
Deferred acquisition costs	192.0	177.1	190.0
Deferred tax asset	417.9	456.1	484.9
Ceded unearned insurance and reinsurance premiums	145.1	94.0	149.5
Accounts receivable on unsettled investment sales	12.0	56.5	19.9
Goodwill and intangible assets	362.6	366.4	86.2
Other assets	354.0	390.6	488.5
Assets held for sale	58.0	58.1	1,803.1
Total assets	$10,507.8	$10,455.7	$12,415.6

Liabilities
Loss and loss adjustment expense reserves	$3,035.0	$3,159.8	$3,048.4
Unearned insurance and reinsurance premiums	1,102.5	955.3	1,116.6
Debt	749.8	746.6	677.6
Deferred tax liability	254.0	282.8	353.9
Ceded reinsurance payable	151.8	105.7	157.9
Funds held under insurance and reinsurance contracts	143.3	138.9	127.8
Accounts payable on unsettled investment purchases	92.6	2.6	80.9
Other liabilities	439.0	525.6	522.3
Liabilities held for sale	—	—	1,803.1
Total liabilities	5,968.0	5,917.3	7,888.5

Equity
White Mountains’s common shareholders’ equity
White Mountains’s common shares and paid-in surplus	1,038.7	1,034.7	1,052.9
Retained earnings	3,080.8	3,010.5	2,880.2
Accumulated other comprehensive income (loss), after tax:
Equity in net unrealized gains (losses) from investments in Symetra common shares	63.8	34.9	(3.9)
Net unrealized foreign currency translation (losses) gains	(167.6)	(79.8)	80.5
Pension liability and other	(4.4)	(4.6)	4.2
Total White Mountains’s common shareholders’ equity	4,011.3	3,995.7	4,013.9

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	258.8	258.4	279.0
Non-controlling interest - SIG Preference Shares	250.0	250.0	250.0
Non-controlling interest - mutuals and reciprocals	(140.5)	(134.3)	(107.3)
Non-controlling interest - other	160.2	168.6	91.5
Total non-controlling interests	528.5	542.7	513.2
Total equity	4,539.8	4,538.4	4,527.1
Total liabilities and equity	$10,507.8	$10,455.7	$12,415.6

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	March 31, 2015	December 31, 2014	March 31, 2014
Book value per share numerators (in millions):

White Mountains’s common shareholders’ equity - book value per share numerator (1)	$4,011.3	$3,995.7	$4,013.9
Equity in net unrealized losses (gains) from Symetra’s fixed maturity portfolio, net of applicable taxes	(63.8)	(34.9)	3.9
Adjusted book value per share numerator (1)	$3,947.5	$3,960.8	$4,017.8

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator (1)	5,991.6	5,986.2	6,174.4
Unearned restricted common shares	(43.4)	(25.7)	(45.7)
Adjusted book value per share denominator (1)	5,948.2	5,960.5	6,128.7

Book value per share	$669.48	$667.48	$650.09
Adjusted book value per share	$663.64	$664.50	$655.57

(1) Excludes out-of-the-money stock options.

	March 31, 2015	December 31, 2014	March 31, 2014
	YTD	YTD	YTD

Growth in adjusted book value per share, including dividends	0.0%	3.6%	2.2%

Dividends per share	$1.00	$1.00	$1.00

Summary of goodwill and intangible assets (in millions):	March 31, 2015	December 31, 2014	March 31, 2014

Goodwill:
Tranzact	$145.1	$145.1	$—
QuoteLab	18.3	18.3	18.3
Wobi	5.8	5.5	5.5
Total goodwill	169.2	168.9	23.8

Intangible assets:
Tranzact	138.5	142.8	—
QuoteLab	30.5	32.5	38.5
Other	24.4	22.2	23.9
Total intangible assets	193.4	197.5	62.4

Total goodwill and intangible assets	362.6	366.4	86.2

Goodwill and intangible assets attributed to non-controlling interest	(128.8)	(141.8)	(27.2)

Goodwill and intangible assets included in adjusted book value	$233.8	$224.6	$59.0

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Earned insurance and reinsurance premiums	$494.3	$493.6
Net investment income	23.3	24.7
Net realized and unrealized investment gains	103.4	63.8
Other revenue	35.8	(3.4)

Total revenues	656.8	578.7
Expenses:
Loss and loss adjustment expenses	265.4	229.3
Insurance and reinsurance acquisition expenses	95.6	95.1
Other underwriting expenses	81.5	81.4
General and administrative expenses	109.5	50.0
Intangible amortization	6.9	.3
Interest expense	11.1	10.1

Total expenses	570.0	466.2

Pre-tax income from continuing operations	86.8	112.5

Income tax expense	(25.0)	(30.9)

Net income from continuing operations	61.8	81.6

Net income (loss) from discontinued operations, net of tax	7.9	(.5)

Income before equity in earnings of unconsolidated affiliates	69.7	81.1

Equity in earnings of unconsolidated affiliates, net of tax	7.3	13.8

Net income	77.0	94.9
Net loss attributable to non-controlling interests	7.3	.6

Net income attributable to White Mountains’s common shareholders	84.3	95.5

Comprehensive income (loss), net of tax:
Change in equity in net unrealized gains from investments in Symetra common shares, net of tax	28.9	36.5
Change in foreign currency translation, pension liability and other	(87.6)	(7.8)

Comprehensive income	25.6	124.2
Comprehensive loss (income) attributable to non-controlling interests	—	—
Comprehensive income attributable to White Mountains’s common shareholders	25.6	124.2

Change in equity in net unrealized gains from Symetra’s fixed maturity portfolio, net of applicable taxes	(28.9)	(36.5)

Adjusted comprehensive (loss) income	$(3.3)	$87.7

Income (loss) per share attributable to White Mountains’s common shareholders
Basic income (loss) per share
Continuing operations	$12.77	$15.56
Discontinued operations	1.32	(.08)
Total consolidated operations	$14.09	$15.48

Diluted income (loss) per share
Continuing operations	$12.77	$15.56
Discontinued operations	1.32	(.08)
Total consolidated operations	$14.09	$15.48

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Three Months Ended March 31, 2015			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$286.6	$205.0	$.5	$.2	$2.0	$494.3
Net investment income	10.5	8.0	.4	1.0	3.4	23.3
Net investment income (loss) - surplus note interest	—	—	4.0	(4.0)	—	—
Net realized and unrealized investment gains	14.2	79.9	1.1	3.0	5.2	103.4
Other revenue - foreign currency translation losses	—	(24.6)	—	—	—	(24.6)
Other (losses) revenue	(3.1)	(2.8)	—	.1	66.2	60.4

Total revenues	308.2	265.5	6.0	.3	76.8	656.8
Expenses:
Loss and loss adjustment expenses	165.9	97.5	—	—	2.0	265.4
Insurance and reinsurance acquisition expenses	51.0	42.6	.1	.8	1.1	95.6
Other underwriting expenses	55.9	25.5	—	.1	—	81.5
General and administrative expenses	3.8	6.2	.4	8.2	90.9	109.5
Intangible asset amortization	.3	—	—	—	6.6	6.9
Interest expense	3.2	6.8	—	—	1.1	11.1

Total expenses	280.1	178.6	.5	9.1	101.7	570.0

Pre-tax income (loss)	$28.1	$86.9	$5.5	$(8.8)	$(24.9)	$86.8

For the Three Months Ended March 31, 2014			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$276.5	$215.5	$.2	$.1	$1.3	$493.6
Net investment income	10.4	8.7	.3	1.4	3.9	24.7
Net investment income (loss) - surplus note interest	—	—	3.9	(3.9)	—	—
Net realized and unrealized investment gains	18.9	28.1	.7	3.0	13.1	63.8
Other revenue - foreign currency translation losses	—	(3.9)	—	—	—	(3.9)
Other revenue (losses)	1.0	(1.4)	—	.2	.7	.5

Total revenues	306.8	247.0	5.1	0.8	19.0	578.7
Expenses:
Loss and loss adjustment expenses	149.4	78.8	—	—	1.1	229.3
Insurance and reinsurance acquisition expenses	46.7	47.4	.1	.4	.5	95.1
Other underwriting expenses	49.4	31.8	—	.1	.1	81.4
General and administrative expenses	3.0	8.4	.4	8.9	29.3	50.0
Intangible asset amortization	.3	—	—	—	—	.3
Interest expense	3.2	6.6	—	—	.3	10.1

Total expenses	252.0	173.0	.5	9.4	31.3	466.2

Pre-tax income (loss)	$54.8	$74.0	$4.6	$(8.6)	$(12.3)	$112.5

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended March 31,
OneBeacon	2015	2014
GAAP Ratios
Loss and LAE	58%	54%
Expense	37%	35%
Combined	95%	89%

Net written premiums	$287.1	$311.1
Earned premiums	$286.6	$276.5

	Three Months Ended March 31,
Sirius Group	2015	2014
GAAP Ratios
Loss and LAE	48%	36%
Expense	33%	37%
Combined	81%	73%

Gross written premiums	$423.3	$452.7
Net written premiums	$303.2	$333.3
Earned premiums	$205.0	$215.5

	Three Months Ended March 31,
BAM	2015	2014
Gross par value of primary market policies priced	$2,439.8	$1,335.2
Gross par value of secondary market policies priced	85.7	177.8
Total gross par value of market policies priced	$2,525.5	$1,513.0
Gross par value of primary and secondary market policies issued	$2,103.9	$1,329.0
Gross written premiums	$4.2	$4.8
Member surplus contributions collected	$4.6	$4.8

	As of March 31, 2015	As of December 31, 2014
Policyholders’ surplus	$444.3	$448.7
Contingency reserve	6.2	4.7
Qualified statutory capital	450.5	453.4
Net unearned premiums	7.5	6.4
Present value of future installment premiums	1.4	1.4
Collateral trusts	122.6	120.0
Claims paying resources	$582.0	$581.2

	Three Months Ended March 31,
HG Global	2015	2014
Net written premiums	$3.2	$3.7
Earned premiums	$.5	$.2

	As of March 31, 2015	As of December 31, 2014
Unearned premiums	$23.9	$21.2
Deferred acquisition costs	$5.2	$4.6